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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT


         This Agreement is made as of July 25, 2003 by and between FAMOUS DAVE'S OF AMERICA, INC., a Minnesota corporation (the "Company"), and DAVID GORONKIN (the "Executive").


                               W I T N E S S E T H


         WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

         WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

I.       EMPLOYMENT

         1.1 EMPLOYMENT AS CHIEF EXECUTIVE OFFICER. The Company hereby employs Executive as Chief Executive Officer and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the Chairman of the Board of Directors (the "Board") and the Board. All other employees of the Company will report, directly or indirectly, to Executive. Executive will perform those duties which are usual and customary for a Chief Executive Officer of a restaurant enterprise. Executive shall be employed at the Company's corporate offices. He shall perform his duties in a manner reasonably expected of a Chief Executive Officer of a restaurant company and as directed by the Board and its Chairman.

         1.2 TERM. Unless terminated by Executive or the Company pursuant to
Article III hereof, Executive's employment pursuant to this Employment Agreement shall be for a term of two (2) years, such term to commence on August 11, 2003.

II.      COMPENSATION, BENEFITS AND PERQUISITES

         2.1 BASE SALARY. During the term and effectiveness of this Agreement, the Company shall pay Executive an annualized base salary ("Base Salary") at the annual rate of Four Hundred Fifty Thousand Dollars ($450,000). The Base Salary shall be payable in equal installments in the time and manner that other employees of the Company are compensated. The Board will review the Base Salary at least annually and may, in its sole discretion, increase (but not decrease) it to reflect performance, appropriate industry guideline data or other factors.

         2.2 BONUS. Executive may receive a performance-based bonus (the "Incentive Bonus") of up to fifty percent (50%) of Base Salary (prorated for any partial year), the amount of which, if any, will be determined and paid at the sole discretion of the Board's compensation committee (the "Compensation Committee") at the end of each fiscal year of service based upon Executive's satisfaction of certain criteria mutually agreed upon by Executive and the Board, including without limitation, the accomplishment by the Company of certain expectations regarding the Company's budget, restaurant and franchise development and performance, and management retention. The Compensation Committee and Executive will review and, if mutually agreed, revise the criteria for the Incentive Bonus at least annually.



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         2.3 VACATION. Executive shall be entitled to four (4) weeks' paid vacation, or such greater amount of time as determined by the Board.

         2.4 EMPLOYEE BENEFITS. Throughout the term of this Agreement, Executive shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its other senior executives under its applicable plans and policies (including, without limitation, health, medical, dental, vision and disability insurance coverage and retirement benefits). If the Company adopts a benefit plan, Executive shall be entitled to the benefits which the Company provides to its other executives under such plan. Executive shall pay any contributions which are generally required of executives to receive any such benefits. The Company also agrees to pay for an annual physical health examination at the Mayo Clinic in Rochester.

         2.5 LIFE INSURANCE. The Company agrees to purchase and provide Executive with $1 million of term life insurance with beneficiaries of Executive's choice. Executive agrees that the Company shall have the right to obtain life insurance on executive's life, at its expense and with the Company as the sole beneficiary thereof. Executive shall cooperate in a reasonable manner with the Company or such affiliate in obtaining such life insurance, including signing all necessary consents, applications or other related forms and taking any required medical examinations. To the extent that any such life insurance policy permits, upon Executive ceasing to be employed by the Company, the Company shall assign any such policy to Executive or his designee if so requested by Executive (net of any cash value). Executive represents that for purposes of obtaining such life insurance, to his knowledge, he is in good health and eligible to be insured on a non-rated basis, generally consistent with other healthy individuals of his age.

III.     TERMINATION OF EXECUTIVE'S EMPLOYMENT

         3.1      TERMINATION OF EMPLOYMENT.

                  (a) Executive's employment under this Agreement may be terminated by Executive at any time for any reason. This Agreement shall terminate in its entirety immediately upon the death of Executive.

                  (b) Executive's employment under this Agreement may be terminated by the Company at any time for any reason; provided, however, that if (i) Executive's employment is terminated by the Company at any time during the term of this Agreement for a reason other than for death, disability (pursuant to Section 3.3), or "Cause" as defined in Section 3.2, or (ii) Executive resigns for "Good Reason" as defined in Section 3.2, Executive shall continue to receive as a severance payment (the "Severance Payment"), his Base Salary (and continuation of health, dental, life and vision benefits ("Insurance Benefits"))for a period of eighteen (18) months (nine (9) months in the event that such termination or resignation occurs during the ninety
         (90) day period following August 11, 2003) following such termination or resignation, and shall not receive any additional compensation or bonuses; provided however, that if Executive obtains other employment during such eighteen (18) months (or nine (9) months, as the case may be), the Insurance Benefits will cease and the Company shall receive a dollar-for-dollar credit against its severance obligation hereunder with respect to compensation and benefits received by Executive in his new employment..

                  (c) If, during the term of this Agreement, Executive's employment with the Company is terminated by the Company for any reason, or no reason, within six (6) months following a "Change of Control" of the Company, Executive shall continue to receive his Base Salary and Insurance Benefits for a period of eighteen (18) months following such termination; provided however, that if Executive obtains other employment during such eighteen (18) months, the Insurance Benefits will cease and the Company shall receive a dollar-for-dollar credit against its severance obligation hereunder with respect to compensation and benefits received by Executive in his new employment.

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                  (d) Any termination shall be effective as of the date
         specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date his employment under this Agreement terminates.

         3.2      DEFINITIONS.  For purposes of this Article III,

                  (a) "Cause" shall mean only the following: (i) the failure by Executive to perform his duties under this Agreement (excluding nonperformance resulting from Executive's disability) which failure is not cured within 30 days after written notice from the Chairman of the Board specifying the act of nonperformance ; (ii) any drunkenness or use of drugs that interferes with the performance of Executive's obligations under this Agreement, and continues for more than ten (10) days after a written notice to Executive; provided; however, that the Company shall have the right to prevent Executive from performing his duties hereunder and from entering the offices of the Company during any such period; (iii) Executive's indictment for or conviction of (including entering a guilty plea or plea of no contest to) a felony or any crime involving moral turpitude, fraud, dishonesty or theft; (iv) any material dishonesty of Executive involving or affecting the Company, or any willful misappropriation of the funds or property of the Company; (v) any willful or intentional act of Executive having the effect or reasonably likely to have the effect of injuring the reputation, business or business relationships of the Company in a material way; (vi) any willful or intentional breach by Executive of a fiduciary duty to the Company; (vii) any material breach (not covered by any of the above clauses) of any material term, provision or condition of this Agreement, if such breach is not cured (to the extent curable) with ten (10) days after written notice thereof is received by Executive from the Chairman of the Board.

                  (b) "Good Reason" shall mean only the following: (i) Executive has been demoted; or (ii) Executive has incurred a substantial reduction in his authority or responsibility.

                  (c) "Change of Control" shall mean the occurrence of any of the following events: (i) any person or group of persons becomes the beneficial owner of thirty-five percent (35%) or more of any equity security of the Company entitled to vote for the election of directors;
         (ii) a majority of the members of the board of directors of the Company is replaced within the period of less than two (2) years by directors not nominated and approved by the board of directors; or (iii) the stockholders of the Company approve an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation) or to merge or consolidate with or into another corporation except for a merger whereby the stockholders of the Company prior to the merger own more than 50% of the equity securities entitled to vote for the election of directors of the surviving corporation immediately following the merger.

         3.3 DISABILITY. If Executive has become disabled such that he cannot perform the essential functions of his job with or without reasonable accommodation, and the disability has continued for a period of more than 90 days, the Board may, in its discretion, terminate his employment under this Agreement. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of the Company during the period he remains disabled.

         3.4 NOTICE. Executive must provide the Company with at least 30 days' written notice if Executive desires to terminate his employment under this Agreement.




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IV.      CONFIDENTIALITY

         4.1 PROHIBITIONS AGAINST USE. Executive acknowledges and agrees that during the term of this Agreement he will have access to various trade secrets and confidential business information ("Confidential Information") of the Company. Executive agrees that he shall use such Confidential Information solely in connection with his obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly or use such information in any other way during the term of this Agreement or for a period of two (2) years after the termination of this Agreement. Executive further agrees to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section shall not apply to information which (i) was in possession of an Executive prior to receipt from the Company, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Company, its directors, officers, employees, agents or advisors, or (iii) becomes available to Executive from a third party having the right to make such disclosure.

         4.2 REMEDIES. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

V.       NON-COMPETITION

         5.1 AGREEMENT NOT TO COMPETE. Executive agrees that, on or before the date which is two (2) years after the date Executive's employment under this Agreement terminates, he will not, unless he receives the prior approval of the Board, directly or indirectly engage in any of the following actions:

                  (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is the retail sale of barbequed food. However, nothing in this subsection (a) shall preclude Executive from holding
         (i) less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market, or (ii) holding an interest in the restaurant concepts which Executive was involved with in the last year preceding the date of this Agreement.

                  (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company, any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any independent sales representatives or organizations), whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

         5.2 REMEDIES. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 5.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.


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VI.      INTELLECTUAL PROPERTY

         In consideration of the Company's employment of Executive hereunder, Executive acknowledges that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by Executive in the course of his employment by the Company, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the Company (collectively, "Developments") shall be, as between the Company and Executive, the sole and absolute property of the Company and Executive agrees that he will at the Company's request and cost take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to the Company. Executive agrees to make full and prompt disclosure to the Company of all such Developments arising during the term of this Agreement.

VII.      STOCK OPTION AGREEMENT

         Contemporaneously herewith and in connection with this Agreement, the parties hereto have entered into a Stock Option Agreement, pursuant to which the Company granted to Executive the right and option (the "Option") to purchase up to Two Hundred Thousand (200,000) shares of the Company's common stock, subject to the terms, conditions and exercise price set forth in the form of Stock Option Agreement attached hereto as Exhibit A.

VIII.     MISCELLANEOUS

         8.1 AMENDMENT. This Agreement may be amended only in writing, signed by both parties.

         8.2 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes any prior agreements relating to the employment of Executive by the Company.

         8.3 ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, provided that this Agreement may not be assigned by Executive.

         8.4 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

                  If to the Company, to:

                           Famous Dave's of America, Inc.
                           8091 Wallace Road
                           Eden Prairie, MN 55344
                           Attention: Chairman of the Board

                  With a copy to:

                           William M. Mower, Esq.
                           Maslon Edelman Borman & Brand, LLP
                           3300 Wells Fargo Center
                           90 South Seventh Street
                           Minneapolis, MN 55402-4140

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                  If to Executive, to:

                           David Goronkin
                           18844 Bearpath Trail
                           Eden Prairie, Minnesota 55437

or to such other addresses as either party may designate in writing to the other party from time to time.

         8.5 WAIVER OF BREACH. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         8.6 SEVERABILITY. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

         8.7 GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

         8.8 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitration award shall be subject to review only in the manner provided in the Uniform Arbitration Act as adopted in Chapter 572, Minnesota Statutes, as the Act is amended at the time of submission of the issue to arbitration. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. In the event the parties hereto agree that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney's fees.

         8.9 NO CONFLICT. Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by Executive upon his performance of his duties pursuant to this Agreement.

         8.10 COUNTERPARTS. This Agreement may be executed in counterparts, but each of these counterparts shall, for all purposes, be deemed to be an original, but both counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                           FAMOUS DAVE'S OF AMERICA, INC.:

                                           By:     /s/ David W. Anderson
                                              ----------------------------------
                                              Its:  Chairman

                                                    /s/ David Goronkin
                                              ----------------------------------
                                              DAVID GORONKIN